                                                                     EXHIBIT 5.1

                         VENTURE COUNSEL ASSOCIATES, LLP
                                Attorneys at Law
                           Lake Merritt Plaza Building
                        1999 Harrison Street, Suite 1300
                            Oakland, California 94612

                                December 9, 1998


DSP Communications, Inc.
20300 Stevens Creek Blvd., Suite 465
Cupertino, CA 95014

         RE:      REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as counsel to DSP Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration for resale of shares of Common Stock of the Company (the "Shares"), as described in the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The number of Shares subject to the Registration Statement shall be equal to the quotient obtained by dividing $10 million by the closing share price of the Company's Common Stock on the New York Stock Exchange on the date of the closing of the transactions contemplated in the asset purchase agreement dated as of December 8, 1998, pursuant to which the Company shall issue and sell the Shares.

         We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuance and sale of the Shares, and such other documents, records and certificates of officers of the Company as we have deemed necessary and relevant for the purposes hereof. Based on such review, we are of the opinion that the Shares, when issued and sold upon receipt of consideration pursuant to the terms of the asset purchase agreement referenced above, will be duly authorized, validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or
Item 509 of Regulation S-K.

DSP Communications, Inc.
December 9, 1998
Page 2


         The foregoing opinion is based on and limited to the General Corporation Law of the State of Delaware and the relevant federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction.

         This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion expressly is limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                       Very truly yours,

                                       /s/ Venture Counsel Associates, LLP

                                       VENTURE COUNSEL ASSOCIATES, LLP